Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lipocine Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 7, 2024, with respect to the consolidated balance sheets of Lipocine Inc. and subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years then ended, and to the reference to our firm under the heading “Experts” in the accompanying prospectus.

/s/ TANNER LLC

Salt Lake City, Utah

April 23, 2024